Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), dated as of January 27, 2020 (the “Effective Date”), is made and entered into by and between ION Geophysical Corporation, a Delaware corporation (the “Company”), and Christopher T. Usher (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Company and the Executive desire to set forth in their entirety the terms of their agreements relating to the continued employment of the Executive by the Company; and
WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, pursuant to the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:
1.    Employment. On the terms and subject to the conditions set forth herein, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, for the Employment Term (as defined below). During the Employment Term, the Executive shall serve as President and Chief Executive Officer of the Company and shall report to the Company’s Board of Directors (the “Board”), performing such duties and responsibilities as are customarily attendant to such position with respect to the business of the Company and such other duties and responsibilities as may from time to time be assigned to the Executive by the Board. During the Employment Term, to the extent approved by the stockholders of the Company, the Executive shall also serve as a director of the Company and, to the extent requested by the Board, the Executive shall also serve as a director or officer of any of the direct or indirect subsidiaries of the Company, in each case without additional compensation.
2.    Performance. The Executive shall serve the Company and its subsidiaries and affiliates faithfully and to the best of his ability and shall devote his full business time, energy, experience and talents to the business of the Company and its subsidiaries and affiliates, as applicable, and will not engage in any other employment activities for any direct or indirect remuneration or otherwise, without the written approval of the Board; provided, however, that it shall not be a violation of this Agreement for the Executive to manage his personal investments or to engage in or serve such civic, community, charitable, educational, or religious organizations as he may select, so long as such service does not create a conflict of interest with, or interfere with the performance of, the Executive’s duties hereunder or conflict with the Executive’s covenants under Section 6 of this Agreement, in each case as determined in the sole judgment of the Board.
3.    Employment Term. Subject to earlier termination pursuant to Section 7, the term of employment of the Executive hereunder shall begin on the Effective Date and shall continue through August 31, 2021 (the “Initial Term”); provided, however, that on each of September 1, 2021, September 1, 2023, and September 1, 2025, such term shall be automatically extended by an additional two (2)-year period (each such period, an “Additional Term”), unless the Executive’s employment is terminated by either party giving written notice to the other party at least sixty (60) days in advance of the expiration of the Initial Term or an Additional Term. If timely written notice is provided by either Executive or Company, the term of employment hereunder shall terminate as of the end of the Initial Term or any Additional Term, as applicable (collectively, the “Employment Term”).

Exhibit 10.1

4.    Principal Location. The Executive’s principal place of employment shall be the Company’s offices located in Houston, Texas, or within fifty (50) miles thereof, or such other location or locations as the Board may from time to time designate, subject to required travel.
5.    Compensation and Benefits.
(a)    Base Salary. As compensation for his services hereunder and in consideration of the Executive’s other agreements hereunder, during the Employment Term, the Company shall pay the Executive an initial base salary, payable in equal installments in accordance with Company payroll procedures, at an annual rate of Five Hundred Twenty-Five Thousand Dollars ($525,000.00) (the “Base Salary”), subject to annual review by the Board for increase but not decrease, for the periods on and after June 1, 2019 (the date on which Executive commenced service as President and Chief Executive Officer); provided, however, such Base Salary may be reduced in connection with a broad-based reduction for senior executives of the Company.
(b)    Incentive Compensation Plan. The Executive shall be eligible to participate in the Company’s annual incentive compensation plan (the “Incentive Compensation Plan”) with an initial target award level of 100% of Base Salary, subject to annual review by the Board for increase but not decrease. For the avoidance of doubt, this Agreement does not guarantee that any cash bonus will be paid to Executive during the Employment Term (the same being in the sole and absolute discretion of the Board).
(c)    Long Term Incentive Plan. During the Employment Term, the Executive shall be eligible to receive annual equity award grants pursuant to the Company’s then applicable equity incentive plan, as amended or modified from time to time (the “LTIP”), as determined by the Board or a committee thereof. For the avoidance of doubt, this Agreement does not guarantee that any equity awards (which, for the purpose of this Section (c), includes, without limitation, cash-settled stock appreciation rights awards) will be awarded to Executive during the Employment Term (the same being in the sole and absolute discretion of the Board).
(d)    Benefits. During the Employment Term, the Executive shall, subject to and in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in all of the employee benefit, fringe and perquisite plans, practices, policies and arrangements the Company makes available from time to time to its similarly situated senior executive officers generally.
(e)    Vacation. The Executive shall be entitled to paid vacation in accordance with the Company’s policies and practices with respect to its senior executives, provided, however, that the amount of vacation for the Executive shall be not less than four (4) weeks per calendar year.
(f)    Business Expenses. The Executive shall be reimbursed by the Company for all reasonable and necessary business expenses actually incurred by him in performing his duties hereunder. All payments under this Section 5(f) will be made in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.
(g)    Indemnification; Directors’ and Officers’ Liability Insurance. The Executive shall be entitled to defense and indemnification pursuant to the Company’s Certificate of Incorporation. During the Employment Term and thereafter, the Company shall cover the Executive under its directors’ and officers’ liability insurance policy to the extent it covers its other officers and directors.
6.    Covenants of the Executive. In return for the consideration in this Agreement, the Executive acknowledges that he shall be bound by all obligations under that certain Employee Non-Disclosure, Non-Solicitation and Non-Ownership Agreement dated December 7, 2012 (the “2012 Agreement”), that he entered

Exhibit 10.1

into with the Company. (For the avoidance of doubt, notwithstanding its incorporation herein, the 2012 Agreement is not, and shall not be considered, an employment agreement.) The Executive agrees that these obligations carry over from such agreement and are expanded and extended by the terms of this Agreement to apply during and after the Employment Term of this Agreement, as stated below. The Executive acknowledges and the Company promises that in the course of his employment with the Company, the Executive will (x) become familiar with the Company’s and its subsidiaries’ and affiliates’ trade secrets and with other Confidential Information (as defined below) concerning the Company and its subsidiaries and affiliates, (y) be given the opportunity and required to establish new and ongoing customer relationships with the Company’s and/or its subsidiaries’ and affiliates’ customers and goodwill associated with such relationships, and (z) that his services are of special, unique and extraordinary value to the Company and its subsidiaries and affiliates. Therefore, the Company and the Executive mutually agree that it is in the interest of both parties for the Executive to enter into the restrictive covenants set forth in this Section 6 to, among other things, protect the legitimate business interests of the Company and those of its subsidiaries and affiliates, including the protection of the Company’s and its subsidiaries’ and affiliates’ trade secrets, Confidential Information, and customer relationships and goodwill, and that such restrictions and covenants contained in this Section 6 are reasonable in geographic and temporal scope and in all other respects given the nature and scope of the Executive’s duties, his access to and/or development of the Company’s trade secrets, Confidential Information, the customer relationships and goodwill, the nature and scope of the Company’s and its subsidiaries’ and affiliates’ businesses, and that such restrictions and covenants do not and will not unduly impair the Executive’s ability to earn a living after termination of his employment with the Company. The Executive further acknowledges and agrees that (i) the Company would not have entered into this Agreement but for the restrictive covenants of the Executive set forth in this Section 6, and (ii) such restrictive covenants have been made by the Executive in order to induce the Company to enter into this Agreement. Therefore, and in further consideration of, (A) the Company’s agreement to provide the Executive with access to and the opportunity to develop the Company’s Confidential Information, trade secrets, and customer relationships and goodwill (B) the mutual covenants and promises contained in this Agreement and/or (C) the compensation and benefits to be paid or provided hereunder, and to protect the Company’s and its subsidiaries and affiliates’ business interest, Confidential Information, customer relationships and goodwill:
(a)    Noncompetition. During the term of the Executive’s employment with the Company and for the two (2)-year period following termination of such employment under any circumstances (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company (which shall not be unreasonably withheld), within any jurisdiction or marketing area in which the Company or any of its subsidiaries or affiliates is engaged in business or marketing activities or has specific plans to expand into such new jurisdictions or marketing areas within the next twenty-four (24) months, directly or indirectly, own, manage, operate, control, or provide executive or management level consulting services to, management services to, or otherwise work for any business competitive with the business conducted by the Company or any of its affiliates (or any business or persons preparing to start a business competitive with business conducted by the Company or any or if its affiliates). The scope of businesses and the jurisdictions and marketing areas within which the Executive has agreed not to compete pursuant to this Section 6(a) shall be determined as of the date of Executive’s termination of employment from the Company. Notwithstanding the foregoing, the Executive’s ownership solely as an investor of two percent (2%) or less of the outstanding securities of any class of any publicly-traded securities of any company shall not, by itself, be considered to be competition with the Company or any of its subsidiaries or affiliates. (For the avoidance of doubt, the territorial limitations with respect to the geographic scope of the non-compete only apply during the post-employment period of the Restricted Period and not during Executive’s employment with the Company because while employed by the Company, Executive must not compete against the Company in any location even where the Company is not providing services as such competition will violate his duty of loyalty, fiduciary duties, other duties and responsibilities as an officer of the Company.)

Exhibit 10.1

(b)    Non-solicitation. Executive re-states, acknowledges, expands and extends his ongoing non-solicitation obligations in the 2012 Agreement as follows: During the term of the Executive’s employment with the Company and for the Restricted Period following termination of such employment under any circumstances, the Executive shall not, directly or indirectly, (i) employ, cause to be employed or hired, recruit, solicit for employment or otherwise contract for the services of, or establish a business relationship with (or assist any other person or entity in engaging in any such activities), any person who is at that time (or was within six (6) months before any conduct prohibited by this non-solicitation restriction) an employee, agent or contractor of the Company or any of its subsidiaries or affiliates (collectively, the “Company Entities”); (ii) otherwise induce or attempt to induce (or assist any other person or entity in engaging in any such activities) any employee, agent, contractor, supplier, lender, licensee, or investor of any Company Entity to terminate such person’s employment or person’s or entity’s other relationship with the Company Entities, or in any way interfere with the relationship between any Company Entity and any such employee, agent, contractor, supplier, lender, licensee, or investor; or (iii) solicit or perform services for (or assist any other person or entity in engaging in any such activities) any customer of any Company Entity with whom Executive had a relationship or worked, directly or indirectly (through the supervision or management of employees) or received or had access to Confidential Information related to such customer either of which within two (2) years prior to Executive’s termination of employment.
(c)    Confidential Information.
(i)    The Executive re-states, acknowledges, expands and extends his ongoing non-disclosure obligations in the 2012 Agreement, including that all customer lists and information, information regarding customers and potential customers, customer contract information (including, without limitation, the identity of the customers of the Company or its subsidiaries and affiliates and the specific nature of the services provided by the Company or its subsidiaries and affiliates), customer preferences and needs, contract negotiation information and terms, vendor or supplier lists and information, blue prints, schematics, operations manuals, operations processes and procedures, inventions, trade secrets, know-how or other non-public, confidential or proprietary knowledge, training processes and procedures, information or data with respect to the products, services, inventory, operations, business opportunities and strategies, finances, budgets, gross and net profit margins, forecasts, pricing information, business and marketing techniques and strategies, business or affairs of the Company or its subsidiaries and affiliates or with respect to confidential, proprietary or secret processes, methods, inventions, services, techniques, employees (including, without limitation, the matters subject to this Agreement), plans of or with respect to the Company or its subsidiaries and affiliates or the terms of this Agreement, and Company Intellectual Property (as defined below) (all of the foregoing collectively hereinafter referred to as, “Confidential Information”) are property of the Company or its applicable subsidiaries or affiliates. The Executive further acknowledges that the Company and its subsidiaries and affiliates intend, and make reasonable good faith efforts, to protect the Confidential Information from public disclosure. Therefore, the Executive agrees that, except as required by law or regulation or as legally compelled by court order (provided that in such case, the Executive shall promptly notify the Company of such order, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such law, regulation or order), during the Employment Term and at all times thereafter, the Executive shall not, directly or indirectly, divulge, transmit, publish, copy, distribute, furnish or otherwise disclose or make accessible any Confidential Information, or use any Confidential Information for the benefit of anyone other than the Company and its subsidiaries and affiliates. The foregoing notwithstanding, nothing in this Agreement is intended to prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the department of Justice, the Securities and Exchange Commission, Congress, and any agency inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

Exhibit 10.1

In addition, the Executive does not need the prior authorization of the Company to make any such reports or disclosures, nor is the Executive required to notify the company that he have made such reports or disclosures. Further, nothing in this Agreement prevents or prohibits the Executive from communicating with the Equal employment Opportunity Commission (or a similar fair employment practices agency of the Executive’s state of residence or employment) or with other similarly situated employees.
(ii)    As provided by the Defend Trade Secrets Act, 28 U.S.C. §1833(b) (the “DTSA”), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in (a) confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. In the event Executive files a lawsuit for retaliation by the Company or any of its affiliates or subsidiaries for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, provided Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(iii)    The Company Entities do not wish to incorporate any unlicensed or unauthorized material into their products or services. Therefore, the Executive agrees that he will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is a trade secret, or confidential or proprietary information, of any third party, including, but not limited to, any former employer, competitor or client, unless the Company has a right to receive and use such information or material. The Executive will not incorporate into his work any material or information which is subject to the copyrights of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such material or information.
(d)    Company Intellectual Property. The Executive agrees to promptly disclose to the Company any and all work product, inventions, artistic works, works of authorship, designs, methods, processes, technology, patterns, techniques, data, Confidential Information, patents, trade secrets, trademarks, domain names, copyrights, and the like, and all other intellectual property relating to the business of the Company and any of its affiliates which are created, authored, composed, invented, discovered, performed, perfected, or learned by the Executive (either solely or jointly with others) during the Employment Term (collectively, together with such intellectual property as may be owned or acquired by the Company, the “Company Intellectual Property”). The Company Intellectual Property shall be the sole and absolute property of the Company and its affiliates. All work performed by the Executive in authoring, composing, inventing, creating, developing or modifying Company Intellectual Property and/or other work product to which copyright protection may attach during the course of the Executive’s employment with the Company shall be considered “works made for hire” to the extent permitted under applicable copyright law and will be considered the sole property of the Company. To the extent such works, work product or Company Intellectual Property are not considered “works made for hire,” all right, title, and interest to such works, work product and Company Intellectual Property, including, but not limited to, all copyrights, patents, trademarks, rights of publicity, and trade secrets, is hereby assigned to the Company and the Executive agrees, at the Company’s expense, to execute any documents requested by the Company or any of its affiliates at any time in relation to such assignment. The Executive acknowledges and agrees that the Company is and will be the sole and absolute owner of all trademarks, service marks, domain names, patents, copyrights, trade dress, trade secrets, business names, rights of publicity, inventions, proprietary know-how and information of any type, whether or not in writing, and all other intellectual property used by the Company or held for use in the business of the Company, including all Company Intellectual Property. The Executive further acknowledges and agrees that any and all derivative works, developments, or improvements based on intellectual property, materials and assets subject to this Section 6 created during the Employment Term

Exhibit 10.1

(including, without limitation, Company Intellectual Property) shall be exclusively owned by the Company. The Executive will cooperate with the Company and any of its affiliates, at no additional cost to Executive (whether during or after the Employment Term), in the confirmation, registration, protection and enforcement of the rights and property of the Company and its affiliates in such intellectual property, materials and assets, including, without limitation, the Company Intellectual Property.
(e)    Company Property. All Confidential Information, Company Intellectual Property, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into his possession or control in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by the Executive (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of the Employment Term. The Executive acknowledges and agrees that he has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages, text messages, and voice messages), and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.
(f)    Enforcement. The Executive acknowledges that a breach of his covenants and agreements contained in this Section 6 would cause irreparable damage to the Company and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that if he breaches or threatens to breach any of the covenants or agreements contained in this Section 6, in addition to any other remedy which may be available at law or in equity, the Company and its subsidiaries and affiliates shall be entitled to: (i) cease or withhold payment to the Executive of any severance payments described in Section 7, for which he otherwise qualifies under such Section 7, in excess of such payments in the amount of $2,500 payable in consideration for the Executive’s release of claims described in Section 7(f), (ii) institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof with bond or other security in an amount not to exceed $1,000 dollars and without a showing of irreparable harm or lack of an adequate remedy at law, and (iii) an equitable accounting of all profits or benefits arising out of such violation. Additionally, upon a breach by the Executive of this Section 6, any other stock-based awards held by the Executive shall be automatically canceled and forfeited without any further action.
(g)    Scope of Covenants. The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 6 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in this Section 6 to be reasonable and necessary for the protection of the interests of the Company and its subsidiaries and affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable. The restrictions and covenants contained in each paragraph of this Section 6 shall be construed as separate and individual restrictions and covenants and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement. The Executive hereby expressly waives, and agrees not to assert, any challenge to any restrictive covenant in this Agreement premised upon insufficiency of consideration, over breadth or unreasonableness, or that any provisions of this Agreement are otherwise void, voidable, or unenforceable or should be voided or held unenforceable.

Exhibit 10.1

(h)    Enforceability. If any court holds any of the restrictions or covenants contained in this Section 6 to be unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company and its subsidiaries and affiliates to the relief provided in this Section 6 in the courts of any other jurisdiction within the geographic scope of such restrictions and covenants.
(i)    Disclosure of Restrictive Covenants. The Executive agrees to disclose in advance the existence and terms of the restrictions and covenants contained in this Section 6 to any employer or other service recipient by whom the Executive may be employed or retained during the Restricted Period.
(j)    Extension of Restricted Period. If the Executive breaches this Section 6 in any respect, the restrictions contained in this Section will be extended for a period equal to the period that the Executive was in breach.
7.    Termination.
(a)    Termination of Employment. The employment of the Executive hereunder and the Employment Term may be terminated at any time (i) by the Company with Cause on written notice to the Executive, (ii) by the Company without Cause on sixty (60) days’ written notice to the Executive (provided that during such notice period the Company shall not be required to provide work for the Executive and may require that the Executive not report to the Company’s offices), (iii) by the Company due to the Executive’s Disability on delivery of written notice to the Executive, (iv) by the Executive with Good Reason, (v) by the Executive without Good Reason on sixty (60) days’ written notice to the Company (which notice period may be waived by the Company in its discretion, in which case, such termination shall be effective immediately upon the Company’s receipt of notice thereof from the Executive), (vi) without action by the Company, the Executive or any other person or entity, immediately upon the Executive’s death, or (vii) due to the expiration of the Employment Term pursuant to Section 3. If the Executive’s employment is terminated for any reason under this Section 7, the Company shall be obligated to pay or provide to the Executive (or his estate, as applicable) in a lump sum within thirty (30) days following such termination, or at such other time prescribed by any applicable plan: (A) any Base Salary payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive’s employment terminates, (B) any employee benefits to which the Executive is entitled upon termination of his employment with the Company in accordance with the terms and conditions of the applicable plans of the Company, (C) reimbursement for any unreimbursed business expenses incurred by the Executive prior to his date of termination pursuant to Section 5(f), and (D) payment for accrued but unused vacation time as of the date of his termination, in accordance with Company policy.
(b)    Additional Severance.
In addition to the amount provided in Section 7(a) above, if Executive’s employment is terminated by the Executive for Good Reason or by the Company without cause, then (i) the Executive shall be entitled to receive, in equal payments over a two (2) year period, the Executive’s then-current annual Base salary (that is, two (2) years’ worth of annual Base Salary, paid out over two (2) years); and (ii) provided the Executive (and his spouse and dependents enroll, if covered at the time of the termination) timely enrolls in COBRA under the Company’s group medical insurance program, the Executive shall be entitled to receive (as shall his spouse and dependents, to the extent they were covered at the time of the termination) fully subsidized continuation coverage premiums under each of the Company’s “group health plans” subject to COBRA that are provided under the ION Geophysical Corporation Welfare Benefit Plan (“Plan”), in accordance with such Plan as in effect from time to time; provided, however that notwithstanding the Plan’s limitations on the maximum time period for COBRA coverage, the continuation coverage period for Executive

Exhibit 10.1

(and his eligible dependents) shall continue for a period of two (2) years. The Company’s obligation under this clause shall be satisfied by the Company by paying the cost of the monthly continuation coverage premiums directly to the insurers on Executive’s (and any covered dependents’) behalf. The Company’s obligation to pay the foregoing continuation coverage premiums shall terminate on the earlier of the date (i) Executive (and his dependents) terminates continuation coverage under the Plan (unless Company is reimbursing Executive as set forth in clause (ii) next following); or (ii) Executive (and his dependents) are eligible to become covered by another employer-sponsored group health plan that materially duplicate the coverage paid for under the Plan (without regard to whether Executive becomes covered in such plan), provided, however, that if Executive becomes covered under another employer-sponsored group health plan, then Executive shall continue to receive the monthly reimbursement benefit from the Company for the lesser of (x) the amount of employee premiums that Executive or his wife, as applicable, is charged to secure such coverage, or (y) the amount of the monthly continuation coverage premiums Executive would otherwise be required to pay to receive continuation coverage under the Plan. In addition, the Executive shall receive the following additional compensation from the Company:
(i)    subject to clause (iii) below, any outstanding grant of time-vested restricted stock or time-vested restricted stock units that would have vested within two (2) years of the termination date had the Executive remained employed shall become fully vested on the Executive’s termination date; and
(ii)    subject to clause (iii) below, any outstanding grant of time-vested stock options or time-vested stock appreciation rights (“SARS”; for the purposes of this Section 7, SARS include cash-settled SARS) that would have vested within two (2) years of the termination date had the Executive remained employed shall become fully vested on the Executive’s termination date, provided that (A) such stock options or SARS may not be exercised until the original scheduled vesting date for such awards, and (B) such stock options or SARS shall expire ninety (90) days after the original scheduled vesting date; and
(iii)    for each outstanding grant of performance-vested equity (including restricted stock awards, performance shares, stock options, and SARS) that would have vested within two (2) years of the termination date had the Executive remained employed, any vesting factors which are determined solely based on continued service shall be fully satisfied on the Executive’s termination date, subject to the conditions of the preceding clauses (i) and (ii); provided, however, that such awards (including any described in clause (i) or (ii) above) shall remain subject to the applicable performance vesting conditions and shall become fully vested only if, and only to the extent, the applicable performance conditions (such as, for example, the Company’s stock achieving and maintaining a certain price) are satisfied as provided under the applicable granting agreement.
If Executive’s employment is terminated due to the expiration of the Employment Term pursuant to Section 3 of this Agreement, then (x) in addition to the amount provided in Section 7(a) above, the Executive shall be entitled to receive, in equal payments over a one (1) year period, the Executive’s then-current annual Base salary (that is, one (1) years’ worth of annual Base Salary, paid out over one (1) year); and (y) provided the Executive (and his spouse and dependents enroll, if covered at the time of the termination) timely enrolls in COBRA under the Company’s group medical insurance program, the Executive shall be entitled to receive (as shall his spouse and dependents, to the extent they were covered at the time of the termination) fully subsidized continuation coverage premiums under each of the Company’s “group health plans” for a period of one year, and such coverage shall be subject to all of the caveats, conditions and provisions as are set forth in the first block paragraph of this Section 7(b), mutatis mutandis; and, for the avoidance of doubt, none of the additional compensation set forth in clause (i), (ii) or (iii) above shall be payable in such event.

Exhibit 10.1

(c)    Clarifications.
(i)    For the avoidance of doubt, the preceding clauses (a) and (b) shall operate such that no awards shall vest after Executive’s termination date unless they would have vested had he remained employed by the Company for two (2) years of his termination date, except as may be provided in the applicable plan document or granting agreement in the event of death, disability or retirement.
(ii)    Prior to the date of this Agreement, Company and Executive entered into certain granting agreements by which Company granted Executive (subject to the provisions of such granting agreements) restricted stock, stock options, and SARS (the “Existing Granting Agreements”). Company and Executive agree that nothing in this Agreement shall be interpreted to diminish any rights that Executive has under any Existing Granting Agreement with respect to any early removal of vesting restrictions in the event of a Change in Control (as defined in the applicable Existing Granting Agreement).
(iii)    For further clarification, Executive shall not be entitled to any annual incentive bonus amount under the Company’s Incentive Compensation Plan or otherwise after the termination date.
(d)    No Additional Rights. The Executive acknowledges and agrees that, except as specifically described in this Section 7 all of the Executive’s rights to any compensation, benefits, bonuses or severance from the Company and its subsidiaries and affiliates after termination of the Employment Term shall cease upon such termination.
(e)    Resignation as Officer or Director. Upon a termination of employment, unless requested otherwise by the Company, the Executive shall resign each position (if any) that the Executive then holds as a director or officer of the Company and any of the Company’s affiliates, including his position as a member of the Board. The Executive’s execution of this Agreement shall be deemed the grant by the Executive to the officers of the Company of a limited power of attorney to sign in the Executive’s name and on the Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.
(f)    Release. As a condition to the payment of any benefit related to the termination of employment, including severance, vesting of options or other benefits under Section 7(b) above, the Executive (or the Executive’s executor, legal guardian, or other legal representative in the case of the Executive’s death or disability) shall execute and not revoke a waiver and release of all claims against the Company and its affiliates in a form prepared by the Company within 21 days following the Executive’s termination date and receipt of such release and waiver agreement.
(g)    Definitions. for purposes of this Section 7, the following definitions shall apply:
(i)    “Cause” when used with reference to termination of the employment of the Executive by the company for “Cause”, shall mean:
(1)     the Executive’s conviction by a court of competent jurisdiction of, or entry of a plea of guilty, nolo contendere, or no contest (or any equivalent plea) for an act on the Executive’s part constituting a felony;
(2)     dishonesty; willful misconduct or gross neglect by the Executive of his obligations under this Agreement that results in material injury to the Company;
(3)     appropriation (or an overt act attempting appropriation) by the Executive of a material business opportunity of the Company;

Exhibit 10.1

(4)     theft, embezzlement or other similar misappropriation of funds or property of the company by the Executive; or
(5)     the failure of the Executive to follow the reasonable and lawful written instructions or policy of the Company with respect to the services to be rendered and the manner of rendering such services by the Executive provided the Executive has been given reasonable and specific written notice of such failure from the Board and opportunity to cure and no cure has been effected within a reasonable time, but not less than thirty (30) days, after such notice (provided, however, that in the case of Executive’s failure to follow the reasonable and lawful written instructions or policy of the Company, such right to cure shall only apply to the first two (2) failures during the Employment Term, regardless of the particular nature of such failures, and shall not apply upon the occurrence any third or subsequent failure to follow lawful written instructions or policies of the Company).
(ii)    “Good Reason” means any of the following:
(1)     the Company adversely changes the Executive’s title or changes in any material respect the responsibilities, authority or status of the Executive without prior notice and acceptance;
(2)     the substantial or material failure of the Company to comply with its obligations under this Agreement that is not remedied within a reasonable time after specific written notice thereof by the Executive to the company;
(3)     the material diminution of the Executive’s Base Salary or bonus opportunity without prior notice and acceptance (unless in connection with a broad-based reduction for senior executives of the Company);
(4)     the failure of the Company to obtain the assumption of this Agreement by any successor or assignee of the Company;
(5)     requiring the Executive to relocate more than fifty (50) miles from the Company’s current headquarters location; and
(6)    the Company refuses, without Cause, to renew this Agreement for any of the three Additional Terms commencing on September 1, 2021, September 1, 2023, or September 1, 2025;
provided, however, that in any of the above situations, the Executive has given reasonable and specific written notice to the Board of such failure within thirty (30) days after the event occurs, the Company fails to correct the event within thirty (30) days after receipt of such notice (or initiate the correction in such period and thereafter diligently pursue it to completion), and further, the Executive must resign his employment within thirty (30) days after the Company does not cure (or commence to cure) such event.
The Company’s obligations under this Section 7 are expressly conditioned upon the Executive fully complying with the terms of this Agreement.
8.    Notices. All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered hereunder shall in every case be in writing and shall be deemed properly served if: (i) delivered personally, or (ii) deposited with a recognized overnight courier service for delivery, to the parties at the addresses as set forth below:
If to the Company:    ION Geophysical Corporation
2105 CityWest Blvd, Suite 100

Exhibit 10.1

Houston, TX 77042
Attention: General Counsel

If to the Executive:	At the Executive’s office at the Company,
or his residence address as maintained by
the Company in the regular course of
its business for payroll purposes.

or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party. Date of service of any such notices or other communications shall be: (i) the date such notice is personally delivered, or (ii) upon the date that a recognized overnight courier service delivers the notice, or attempts to deliver the notice but is unable to.
9.    Dispute Resolution.
(a)    Coverage under Federal Arbitration Act. Executive and the Company recognize and agree that they are both engaged in interstate commerce and that their relationship involves interstate commerce and that, accordingly, the provisions of the Federal Arbitration Act, 9 U.S.C. §1 et seq., apply to this agreement.
(b)    Agreement to Arbitrate. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, including, without limitation, a request for a declaration of rights under this Agreement, or any other dispute relating in any way to Executive’s employment with the Company shall, except as otherwise prohibited by applicable law or as set forth in this Section, be adjudicated by binding arbitration administered by the American Arbitration Association (“AAA”). The arbitration shall be conducted under the AAA Employment Arbitration Rules (the “Employment Arbitration Rules”), provided that the parties agree to use the fee schedule for the AAA’s Commercial Arbitration Rules and Mediation Procedures. For the avoidance of doubt, Executive agrees that Executive’s agreement to arbitrate under this Section 9 includes any disputes, whenever they may arise, against the Company and the other Company Entities, as well as their respective officers, directors, shareholders, employees, or agents that arise from or are in any way connected with those individuals’ performance of duties on behalf of the Company Entities or that arise from or are in any way connected with Executive’s employment with the Company (including, without limitation, any that arise from or are in any way connected with any agreement that grants or is alleged to grant any type of equity awards or cash-settled SARS awards). The parties acknowledge and agree that this agreement to arbitrate survives the termination of this Agreement and/or the termination of Executive’s employment. THE PARTIES UNDERSTAND THAT THIS MEANS THAT THEY EACH WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT.
(c)    Procedures for Arbitration and Powers of Arbitrator. Any request to arbitrate pursuant to this Agreement must be submitted in writing to the AAA within the timeframes provided by the statute of limitations applicable to the particular claims submitted. Any failure to timely request arbitration shall constitute a waiver of all rights to raise any claims in any forum arising out of any dispute that was subject to arbitration. The parties agree that the laws of Texas and the Fifth Circuit, including, without limitation, any applicable statutes of limitations, shall apply in the arbitration proceeding. In order to initiate arbitration pursuant to this Agreement, Executive or the Company shall file a Demand for Arbitration with the AAA in accordance with the Employment Arbitration Rules. Arbitration under this Agreement shall be by one arbitrator, who shall be selected by the procedures for selection set forth in the Employment Arbitration Rules. The location of the arbitration hearing shall be in Harris County, Texas or the immediate surrounding

Exhibit 10.1

vicinity. Upon a showing by either party that such venue causes substantial expense or undue hardship, the arbitrator may fix the venue for the arbitration in such other venue as they may designate. Unless otherwise required by law or as set forth in a final arbitration award, each party shall bear its own attorneys’ fees associated with the arbitration, and the parties will share equally in the costs of the arbitration (e.g., the arbitrator’s fee). The arbitrator shall have those powers and duties authorized by applicable statute, the employment Arbitration Rules, and listed below. Upon reaching a decision regarding the merits of the case, the arbitrator shall issue a concise written opinion that explains the legal and factual basis for the decision and/or award. The arbitrator shall have the sole and exclusive authority to decide questions regarding the enforceability of this Agreement, the arbitrability of a particular dispute, and the interpretation of terms of this Agreement or terms contained in the Employment Arbitration Rules. The arbitrator shall have the authority to grant specific performance and other injunctive or equitable relief. Either party shall have the right to apply to a court to obtain an injunction to enforce the provisions of this Section 9 or to seek a temporary restraining order, preliminary injunction or other provisional relief to maintain the status quo or in aid of or pending the application or enforcement of this Section 9. However, the parties agree that, subject to the last sentence of this paragraph (c), injunctive relief obtained from a court can be effective only for the duration of any arbitration proceeding, and that only the arbitrator has the authority to determine the merits of any claim or matter arising out of or relating to this Agreement or the relationship between the parties created by this Agreement. The parties agree that the arbitrator shall have the authority to determine his or her jurisdiction to hear any such claim or matter. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
(d)    Waiver of Jury Trial; Venue. In the event that any dispute between Executive and the Company Entities is not covered by the parties’ agreement to arbitrate under this Section 9, the parties each hereby waive, to the fullest extent permitted by law, any right to trial by jury of any such claim, demand, action, or cause of action. The parties to this Agreement each hereby agree and consent that any such claim, demand, action, or cause of action shall be decided by a court located in the state or federal courts located in Harris County, Texas, without a jury, and that such courts shall be the exclusive venue for any such dispute.

10.    Section 409A.
(a)    Notwithstanding anything to the contrary in this Agreement, it is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. The Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A.  Any terms of this Agreement that are undefined or ambiguous shall be interpreted by the Company in its discretion in a manner that complies with Code Section 409A to the extent necessary to comply with Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company. If, notwithstanding the foregoing provisions of this Section 11(a), any provision of this Agreement would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with the Executive, reform such provision in a manner intended to avoid

Exhibit 10.1

the incurrence by the Executive of any such additional tax or interest; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Code Section 409A.
(b)    General Suspension of Payments. If the Executive is a “specified employee,” as such term is defined within the meaning of Code Section 409A, any payments or benefits payable or provided as a result of the Executive’s termination of employment that would otherwise be paid or provided prior to the first day of the seventh month following such termination (other than due to death) shall instead be paid or provided on the earlier of (i) six months and one day following Executive’s termination, (ii) the date of the Executive’s death, or (iii) any date that otherwise complies with Code Section 409A. In the event that the Executive is entitled to receive payments during the suspension period provided under this Section, the Executive shall receive the accumulated benefits that would have been paid or provided under this Agreement within the suspension period on the first payroll date next following the earliest day that would be permitted under Code Section 409A.
(c)    Each payment under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for “qualifying terminations” under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii) and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (iii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iv) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (v) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the sixth (6th) anniversary of the Effective Date).
(d)    In the event that the Executive is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Code Section 409A, payment of such amounts shall not be made or commence until the sixtieth (60th) day following such termination of employment. Any payments that are suspended during the sixty (60) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.
(e)    For purposes of this Agreement, any reference to “termination” of the Executive’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Code Section 409A(a)(2)(A)(i) and no amounts which are classified as “nonqualified deferred compensation” for purposes of Code Section 409A shall be paid to the Executive prior to the date he incurs a separation from service under Code Section 409A(a)(2)(A)(i).
(f)    Notwithstanding anything to the contrary herein, the Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do

Exhibit 10.1

not satisfy an exemption from, or the conditions of, Code Section 409A. No particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed. Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes, interest, or penalties, or liability for any damages related thereto. The Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Code Section 409A.
11.    General.
(a)    Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by, and construed in accordance with, the internal substantive and procedural laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the substantive or procedural law of any jurisdiction other than the State of Texas. The parties hereto acknowledge and agree that this Agreement was executed and delivered in the State of Texas.
(b)    Construction and Severability. Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.
(c)    Cooperation. During the Employment Term and thereafter, the Executive shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters related to the Executive’s employment period with the Company and/or its subsidiaries or affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, the Executive appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession). Following the Employment Term, the Company shall reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in rendering such services that are approved by the Company. In addition, if more than an incidental cooperation is required at any time after the termination of the Executive’s employment, the Executive shall be paid (other than for the time of actual testimony) a per day fee based on his base salary described in Section 5(a) at the time of such termination divided by 225.
(d)    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Executive and the Executive’s heirs, executors, administrators, and successors; provided that the services provided by the Executive under this Agreement are of a personal nature, and rights and obligations of the Executive under this Agreement shall not be assignable or delegable, except for any death payments otherwise due the Executive, which shall be payable to the estate of the Executive; provided further the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise; and provided further that in the event of the Executive’s death, any unpaid amount due to the Executive under this Agreement shall be paid to his estate.

Exhibit 10.1

(e)    Executive’s Representations. The Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound; (ii) the Executive is not a party to or bound by any employment agreement, noncompetition or nonsolicitation agreement or confidentiality agreement with any other person or entity besides the Company, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. THE EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT THE Executive HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING THE Executive’s RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, TO THE EXTENT DETERMINED NECESSARY OR APPROPRIATE BY THE EXECUTIVE, AND THAT THE Executive FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN.
(f)    Compliance with Rules and Policies. The Executive shall perform all services in accordance with the policies, procedures and rules established by the Company and the Board. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries or affiliates and their respective employees, directors and officers.
(g)    Forfeiture/Repayment Obligations. Notwithstanding any other provision of this Agreement to the contrary, Executive agrees that any payments or benefits owed to him under this Agreement shall be used to repay any amounts owing to the Company by Executive and shall be subject to any forfeiture, repayment or recoupment policy of the Company, as in effect from time to time, or any forfeiture, repayment or recoupment otherwise required by applicable law.
(h)    Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.
(i)    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have related to the subject matter hereof in any way. The foregoing notwithstanding, all prior obligations upon the Executive in the 2012 Agreement or otherwise, regarding non-competition, non-solicitation and non-disclosure, remain in full force and effect and are not diminished by this Agreement. For the avoidance of doubt, the foregoing provisions of this subparagraph (i) do not modify any existing written agreement between Company and Executive with respect to restricted stock, stock options or stock appreciations rights, except as expressly set forth Section 7(b) above.
(j)    Duration. Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.
(k)    Survival. The covenants set forth in Sections 6, 9, and 11(c) of this Agreement shall survive and shall continue to be binding upon the Executive notwithstanding the termination of this Agreement for any reason whatsoever.
(l)    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Term for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied

Exhibit 10.1

waiver of any similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive.
(m)    Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.
(n)    Section References. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.
(o)    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Agreement.
(p)    Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Houston, Texas are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.
(q)    No Third Party Beneficiaries; Assignment. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. All terms of this Agreement, and all non-competition, non-solicitation and non-disclosure obligations found in the Prior Employment are fully assignable by the Company and may not be assigned by Executive.

[Signature Page Attached]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

ION Geophysical Corporation

By:	/s/ Lawrence T. Burke
Title:	EVP, Global Human Resources

By:	/s/ Christopher T. Usher
Printed Name:	Christopher T. Usher